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SUBSIDIARIES OF REGISTRANT



                                                       STATE OF
     NAME                                            INCORPORATION
     ----                                            -------------
Uni-Marts of America, Inc.                           Delaware


Uni-Marts of America, Inc. does business only under its legal corporate name.















































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